Exhibit 21, Form 10-K
                                                  Kansas City Life
                                                  Insurance Company




                                    SUBSIDIARIES


         Kansas City Life Insurance Company's significant insurance subsidiaries are:

         1. Sunset Life Insurance Company of America, a corporation organized under the laws of the State of Washington.

         2. Old American Insurance Company, a corporation organized under the laws of the State of Missouri.

         The Company's non-insurance subsidiaries are not significant individually or in the aggregate.